Exhibit 2.1

AMENDMENT TO
BUSINESS COMBINATION AGREEMENT

This Amendment to the Business Combination Agreement is entered into by and among AlphaVest Acquisition Corp., a Cayman Islands exempted company (“AlphaVest”), AV Merger Sub, a Washington corporation and a wholly owned subsidiary of AlphaVest (“Merger Sub”), and AMC Corporation, a Washinton Corporation (“AMC”). Each of AlphaVest, Merger Sub and AMC are referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of August 16, 2024 (as may be amended from time to time, the “Original Agreement”), which, among other things, provides for the merger of Merger Sub with and into AMC; and

WHEREAS, the Parties desire to amend certain terms of the Original Agreement as set forth below;

WHEREAS, Section 8.3 of the Original Agreement provides that the Original Agreement may be amended by written agreement executed and delivered by AlphaVest and AMC;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Definition of Enterprise Value. The definition of Enterprise Value contained in Section 1.1 of the Original Agreement is hereby amended such that the text “$175,000,000” contained in such section is deleted and the text “$180,000,000” is inserted therefor.

2. Amendment to Section 7.1 of the Original Agreement. Section 7.1(c) of the Original Agreement is hereby amended and restated as follows:

“by either SPAC or the Company, if the Effective Time has not occurred by 11:59 p.m., New York City time, on December 31, 2025 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) will not be available to any Party whose material breach of any provision of this Agreement caused or resulted in the failure of the Merger to be consummated by such time.”

3. Interpretation. Capitalized terms not defined herein shall have the meaning ascribed to them in the Original Agreement. On and after the date hereof, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement shall mean and be a reference to the Original Agreement as amended by this Amendment.

3. No Further Amendments. Except as expressly set forth herein, the Original Agreement shall remain in full force and effect. This Amendment may not be amended or modified except pursuant to a written agreement by the Parties.

4. Counterparts. This Amendment may be executed by the Parties in counterpart, and the executed counterparts shall be deemed by the Parties as a single executed and binding document and may be delivered by email or facsimile to the Parties and their counsel.

5. Miscellaneous. The provisions of Article 8 (Miscellaneous) of the Original Agreement are incorporated herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

ALPHAVEST ACQUISITION CORP

By:
Name:
Title:

AV MERGER SUB

By:
Name:
Title:

AMC CORPORATION

By:
Name: